                                                                    EXHIBIT 10.1




                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                             NEENAH, WISCONSIN 54956

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                                             As of June 15, 2000

Firstar Bank, National Association
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

Harris Trust and Savings Bank
111 West Monroe Street
Chicago, Illinois  60603

Bank One, NA
111 East Wisconsin Avenue
P.O. Box 2033
Milwaukee, Wisconsin  53201

Ladies/Gentlemen:

               Plexus Corp., a Wisconsin corporation with its principal offices located in the City of Neenah, Wisconsin, (the "Company") refers to the Credit Agreement dated as of March 20, 1997, as amended through Amendment No. 2 thereto dated July 19, 1999 (the "Existing Credit Agreement") between the Company, the Banks party thereto (the "Banks") and Firstar Bank, National Association, as Agent for the Banks (the "Agent"). The Company has issued to the Banks under the Existing Credit Agreement its revolving credit notes in the aggregate principal amount of $40,000,000 payable to the order of the Banks (collectively, the "Existing Notes") to evidence the loans outstanding under the Existing Credit Agreement (the "Existing Loans"). The Company has requested that the Banks increase the amount of credit available to the Company and modify the terms and conditions applicable to such credit as set forth below. Accordingly, this Agreement is executed and delivered by the Company and the Banks for the sake of convenience and clarity, to amend and restate the Existing Credit Agreement and in so doing set forth and confirm the terms and conditions applicable to such credit facilities and the covenants, representations and warranties to be made in connection therewith. Accordingly, upon execution by the Company and the Banks in the spaces provided for that purpose below, the Existing Credit Agreement and exhibits thereto shall be amended and as so amended shall be restated in their entirety, effective as of the date set forth above, as follows:

                                   ARTICLE I

                                 LOANS AND NOTES

               1.1. Existing Loans. The Company acknowledges that it is indebted to the Banks on the outstanding principal balance of the Existing Loans plus accrued and unpaid interest thereon. Substantially concurrently herewith, the Company is executing and delivering to the Banks the Notes hereinafter identified and defined. Upon the execution and delivery of this Agreement and the Notes, and satisfaction of the conditions precedent to effectiveness set forth in Article III hereof (the date agreed to by the Company and the Banks on which all such events have occurred is referred to herein as the "Effective Date"), the Existing Loans evidenced by the Existing Notes shall automatically, and without further action on the part of the Banks or the Company, become evidenced by the Revolving Credit Notes issued under this Agreement to the Banks and, to that extent, such Revolving Credit Notes are issued in renewal of, and evidence the same indebtedness formerly evidenced by, the Existing Notes, as well as evidencing all additional Revolving Credit Loans made pursuant to this Agreement. All of the Existing Loans shall, for all purposes of this Agreement, be treated as though they constituted Revolving Credit Loans under this Agreement in an amount equal to the aggregate unpaid principal balance of the Existing Loans outstanding on such date. If any accrued and unpaid interest and commitment fees are outstanding in respect of any of the Existing Loans as of the date that the Existing Loans become evidenced by the Revolving Credit Notes, such accrued interest shall be evidenced by the Revolving Credit Notes and shall be due and payable on the first interest payment date applicable to the Revolving Credit Notes and such accrued fees shall be payable on the first date on which the corresponding fees are due and payable under this Agreement. On the Effective Date, any commitment of the Banks under the Existing Credit Agreement shall terminate.

               1.2. Commitments. The Company hereby requests that the Banks agree (i) to make Revolving Credit Loans to the Company in accordance with their respective Revolver Commitments set forth in Section 1.3 below, and (ii) to make Line of Credit Loans to the Company in accordance with their respective Line of Credit Commitments set forth in Section 1.4 below, all on the terms and conditions set forth in this Agreement. The failure of any one or more of the Banks to lend in accordance with its Commitment shall not relieve the other Banks of their several obligations hereunder, but no Bank shall be liable in respect to the obligations of any other Bank hereunder or be obligated in any event to lend in excess of its Commitment.

               1.3. Revolving Credit. From time to time prior to June 15, 2003 or the earlier termination in full of the Commitments (in either case the "Revolver Termination Date"), and subject to all of the terms and conditions of this Agreement, the Company may obtain loans from each of the Banks ("Revolving Credit Loans"), pro rata according to each Bank's Percentage Interest of the Aggregate Revolver Commitment, up to an aggregate principal amount equal to the lesser of (i) $50,000,000 (the "Aggregate Revolver Commitment" and as to each Bank's respective Percentage Interest thereof, its "Revolver Commitment"), as terminated or reduced pursuant to Section 1.11, or (ii) the amount by which the Aggregate

Commitment exceeds the sum of (A) the outstanding principal amount of all Line of Credit Loans and Swingline Loans, (B) the aggregate amount of Letter of Credit Obligations, and (C) the aggregate face amount of outstanding Commercial Paper; provided, however, that no Bank shall be required to make Revolving Credit Loans in excess of its Revolver Commitment. The Revolver Commitment and Percentage Interest of each Bank is set forth in the table below:


                                                                        REVOLVER            PERCENTAGE
                             NAME OF BANK                              COMMITMENT            INTEREST
                             ------------                              ----------            --------

             Firstar Bank, National Association                         $20,000,000             40%

             Bank One, NA                                                17,500,000             35%

             Harris Trust and Savings Bank                               12,500,000             25%
                                                               ---------------------     ------------

                                                    Total:              $50,000,000             100%
                                                               =====================     ============


The Company may repay the Revolving Credit Loans and reborrow hereunder from time to time prior to the Revolver Termination Date. Each Revolving Credit Loan from each Bank shall be in a minimum principal amount of $100,000 or a multiple of $100,000 in excess of such amount (except as provided in Section 2.1 with respect to Adjusted LIBOR Rate Loans), and shall be evidenced by a single promissory note of the Company (a "Revolving Credit Note") in the form of
Exhibit 1.3 annexed hereto, payable to the order of the lending Bank. The Revolving Credit Notes shall be executed by the Company and delivered to the Banks on or prior to the Effective Date. Although the Revolving Credit Notes shall be expressed to be payable in the full amounts specified above, the Company shall be obligated to pay only the amounts of Revolving Credit Loans actually disbursed to or for the account of the Company, together with interest on the unpaid balance of sums so disbursed which remains outstanding from time to time, at the rates and on the dates specified herein or in the Revolving Credit Notes, together with the other amounts provided herein.

               1.4. Line of Credit. From time to time prior to June 15, 2001 or the earlier termination in full of the Commitments (in either case the "Line Termination Date"), and subject to all of the terms and conditions of this Agreement, the Company may obtain loans from each of the Banks ("Line of Credit Loans"), pro rata according to each Bank's Percentage Interest of the Aggregate Line Commitment, up to an aggregate principal amount equal to the lesser of (i) $50,000,000 (the "Aggregate Line Commitment" and as to each Bank's respective Percentage Interest thereof, its "Line Commitment"), as terminated or reduced pursuant to section 1.11, or (ii) the amount by which the Aggregate Commitment exceeds the sum of (A) the outstanding principal amount of all Revolving Credit Loans and Swingline Loans, (B) the aggregate amount of Letter of Credit Obligations, and (C) the aggregate face amount of outstanding Commercial Paper; provided, however, that no Bank shall be required to make Line of Credit Loans in excess of its Line Commitment. The Line Commitment and Percentage Interest of each Bank is set forth in the table below:


                                                                            LINE              PERCENTAGE
                          NAME OF BANK                                   COMMITMENT            INTEREST
                          ------------                                   ----------            --------

             Firstar Bank, National Association                         $20,000,000               40%

             Bank One, NA                                                17,500,000               35%

             Harris Trust and Savings Bank                               12,500,000               25%
                                                                    ----------------     ---------------

                                                    Total:              $50,000,000               100%
                                                                    ================     ================


The Company may repay the Line of Credit Loans and reborrow hereunder from time to time prior to the Line Termination Date. Each Line of Credit Loan from each Bank shall be in a minimum principal amount of $100,000 or a multiple of $100,000 in excess of such amount (except as provided in Section 2.1 with respect to Adjusted LIBOR Rate Loans), and shall be evidenced by a single promissory note of the Company (a "Line of Credit Note") in the form of Exhibit
1.4 annexed hereto, payable to the order of the lending Bank. The Line of Credit Notes shall be executed by the Company and delivered to the Banks on or prior to the Effective Date. Although the Line of Credit Notes shall be expressed to be payable in the full amounts specified above, the Company shall be obligated to pay only the amounts of Line of Credit Loans actually disbursed to or for the account of the Company, together with interest on the unpaid balance of sums so disbursed which remains outstanding from time to time, at the rates and on the dates specified herein or in the Line of Credit Notes, together with the other amounts provided herein.

               1.5. Swingline Credit.

               (a) From time to time prior to the Revolver Termination Date, the Company may obtain Swingline Loans ("Swingline Loans") from the Agent (in such capacity, the "Swingline Lender") up to an aggregate amount of $5,000,000 at any time outstanding, repay such Swingline Loans and reborrow hereunder; provided, however, that the Swingline Lender shall not be obligated to advance any Swingline Loan if (i) any Default or Event of Default has occurred and is continuing, or (ii) after giving effect thereto, the sum of (A) the aggregate principal amount of outstanding Loans, (B) all outstanding Letter of Credit Obligations, and (C) the outstanding face amount of all Commercial Paper would thereby exceed the Aggregate Commitment. Each Swingline Loan shall be in a multiple of $1,000 and the Swingline Loans shall be evidenced by a single promissory note of the Company (the "Swingline Note", and collectively with the Revolving Credit Notes and the Line of Credit Notes, sometimes called the "Notes") in the form of Exhibit 1.5 annexed hereto, payable to the order of the Swingline Lender. Notwithstanding any other provision of this Agreement, Swingline Loans shall at all times bear interest at either the Prime Rate or rates quoted to the Company by the Swingline Lender at the times when such loans are made.

               (b) In its sole and absolute discretion, the Swingline Lender may at any time after the occurrence and during the continuance of a Default or Event of Default, on behalf of the Company (which hereby irrevocably authorizes the Swingline Lender to act on its behalf for such purpose), request each Bank to make a Loan in an amount corresponding to such Bank's Percentage Interest of the Aggregate Commitment on the date such notice is given. Each Bank shall make the proceeds of its requested Loan available to the Swingline Lender, in immediately available funds, at the office of the Swingline Lender specified herein before 11:00 a.m. (Milwaukee time) on the Business Day following the day such notice is given. The proceeds of such Loans shall be immediately applied to repay the outstanding Swingline Loans. All Loans made pursuant to this Section 1.5(b) shall be made as Revolving Credit Loans, unless such Loans would exceed the limitations of
Section 1.3, in which case such Loans shall be made as Line of Credit Loans.

               (c) If any Bank refuses or otherwise fails to make a Loan when requested by the Swingline Lender pursuant to Section 1.5(b) above, such Bank will, by the time and in the manner such Loan was to have been funded to the Swingline Lender, purchase from the Swingline Lender an undivided participating interest in the outstanding Swingline Loans in an amount equal to its Percentage Interest of the Aggregate Commitment as applied to the principal amount of Swingline Loans that were to have been repaid with such Loans. Each Bank that so purchases a participation in a Swingline Loan shall thereafter be entitled to receive its Percentage Interest of each payment of principal received on the Swingline Loan and of interest received thereon accruing from the date such Bank funded to the Swingline Lender its participation in such Swingline Loan.

               1.6. Letters of Credit.

               (a) Firstar Bank, National Association (in such capacity, the "LOC Bank") shall from time to time when so requested by the Company issue standby letters of credit (each a "Letter of Credit" and collectively the "Letters of Credit") for the account of the Company up to an aggregate face amount equal to the lesser of (i) $5,000,000 or (ii) the amount by which the Aggregate Commitment exceeds the sum of (A) the outstanding principal amount of all Loans, (B) the aggregate amount of all outstanding Letter of Credit Obligations and (C) the aggregate face amount of outstanding Commercial Paper. The LOC Bank hereby grants to each other Bank, and each other Bank hereby agrees to take, a pro rata participation in each Letter of Credit issued hereunder and all rights (including rights to reimbursement from the Company under paragraph
(c) below) and obligations associated therewith in accordance with such Bank's Percentage Interest of the Aggregate Commitment. In the event of any drawing on a Letter of Credit which is not reimbursed by or on behalf of the Company, each Bank shall pay to the LOC Bank a proportionate amount of such drawing equal to its Percentage Interest of the Aggregate Commitment. Such obligation of the Banks shall be absolute and unconditional, regardless of whether any Default or Event of Default shall then exist or any condition to the making of Loans in
Article III hereof shall not be satisfied. The LOC Bank shall divide the proceeds of any reimbursement of a drawing on a Letter of Credit with the other Banks that have made payment to the LOC Bank pursuant to the foregoing sentence, pro rata according to the respective contributions of such other Banks.

               (b) The Company agrees to pay to the LOC Bank for the pro rata benefit of the Banks a letter of credit fee in respect of each Letter of Credit in the amount of the Applicable Margin per annum of the face amount of such Letter of Credit. Such fees shall be payable quarterly in arrears on the first day of each calendar quarter.

               (c) The Company hereby unconditionally promises to pay to the LOC Bank upon demand, without defense, setoff or counterclaim, the amount of each drawing under Letters of Credit issued by the LOC Bank plus interest on the foregoing from the date due at the Variable Rate.

               (d) Delivery to the LOC Bank of documents strictly complying on their face with the requirements of any Letter of Credit shall be sufficient evidence of the validity, genuineness and sufficiency thereof and of the good faith and proper performance of drawers and users of such Letter of Credit, their agents and assignees; and the LOC Bank may rely thereon without liability or responsibility with respect thereto, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged.

               (e) The LOC Bank shall not be liable to the Company for (i) honoring any requests for payment under any Letter of Credit which strictly comply on their face with the terms of such Letter of Credit, (ii) any delay in giving or failing to give any notice, (iii) errors, delays, misdeliveries or losses in transmission of telegrams, cables, letters or other communications or documents or items forwarded in connection with any Letter of Credit or any draft, (iv) accepting and relying upon the name, signature or act of any party who is or purports to be acting in strict compliance with the terms of any Letter of Credit or (v) any other action taken or omitted by the LOC Bank in good faith in connection with any Letter of Credit or any draft; except only that the Company shall have a claim against the LOC Bank, and the LOC Bank shall be liable to the Company, to the extent of damages suffered by the Company which the Company proves were caused by (A) the LOC Bank's willful misconduct or gross negligence or (B) the LOC Bank's willful and wrongful failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit.

               1.7. Commercial Paper.

               (a) The Company may issue Commercial Paper from time to time, including sales of Commercial Paper through one or more of the Banks acting as placement agent pursuant to separate agreements between the Company and such Bank or Banks. The aggregate face amount of all outstanding Commercial Paper shall not at any time exceed the amount by which the Aggregate Commitment exceeds the sum of (i) the outstanding principal amount of all Loans hereunder, and (ii) the aggregate amount of all outstanding Letter of Credit Obligations.

               (b) The Company will give written notice to the Agent in the form of Exhibit 1.7 hereto on each Business Day on which there is any change in the aggregate outstanding face amount of Commercial Paper setting forth the aggregate principal amount of all Commercial Paper then outstanding after giving effect to the issuance or repayment of Commercial Paper taking place on such Business Day.

               1.8. Use of Proceeds. The Company represents, warrants and agrees that:

               (a) The proceeds of the Loans made hereunder will be used (i) for the repayment at maturity of outstanding Commercial Paper, and (ii) for working capital and other lawful corporate purposes.

               (b) No part of the proceeds of any loan made hereunder will be used to "purchase" or "carry" any "margin stock" or to extend credit to others for the purpose of "purchasing" or "carrying" any "margin stock" (as such terms are defined in the Regulation U of the Board of Governors of the Federal Reserve System), and the assets of the Company and its Subsidiaries do not include, and neither the Company nor any Subsidiary has any present intention of acquiring, any such security.

               (c) Notwithstanding anything in this Section 1.8 to the contrary, the Company may use the proceeds of the Loans hereunder to repurchase its own common stock in open market transactions; provided that the Company may repurchase no more than the lesser of (i) Two Million (2,000,000) shares of its own common stock, or (ii) shares having a total aggregate cost to the Company of no more than Twenty-Five Million Dollars ($25,000,000).

               (d) Shares of common stock repurchased by the Company pursuant to paragraph (c) above do not represent more than 25% of the total value of the Company's assets.

               (e) The Banks represent that they have not relied upon and will not rely upon the shares of common stock repurchased by the Company under paragraph (c) above as collateral in extending credit under this Agreement.

               1.9. Agent's Fees. The Company shall pay to the Agent, for the Agent's own account, such fees as the Company and the Agent may agree upon in writing for the Agent's services as such hereunder (the "Agent's Fees").

               1.10. Commitment Fees. The Company shall pay to the Agent for the pro rata accounts of the respective Banks commitment fees computed at a rate per annum equal to the Applicable Margin on (i) as to the Revolving Credit, the difference existing from time to time between (A) the amount of the Aggregate Revolver Commitment (as reduced pursuant to Section 1.11), and (B) the outstanding unpaid principal balance of the Revolving Credit Loans, and (ii) as to the Line of Credit, the difference existing from time to time between (A) the amount of the Aggregate Line Commitment (as reduced pursuant to Section 1.11) and (B) the outstanding unpaid principal balance of the Line of Credit Loans. Such commitment fees shall accrue for the period from the Effective Date to the Revolver Termination Date, and shall be payable quarterly in arrears on the later of (i) the twentieth day of the first month in each calendar quarter, or
(ii) five days after the Company's receipt of an invoice for such fees from

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

the Agent. For purposes of calculating the commitment fees hereunder, outstanding Swingline Loans, Letters of Credit and Commercial Paper shall not constitute usage of the Commitments.

               1.11. Termination or Reduction of the Commitments. The Company shall have the right, upon five Business Days' prior written notice to each Bank, to ratably reduce in part the Commitments on any interest payment date, provided, however, that each partial reduction of the Commitment of each Bank shall be in the amount of $1,000,000 or an integral multiple thereof, and provided, further, that no reduction shall reduce the Aggregate Commitment to an amount less than the aggregate amount of all Loans, Letters of Credit and Commercial Paper outstanding hereunder at the time. The Aggregate Commitment of all of the Banks may be terminated in whole at any time upon five Business Days' prior written notice to each Bank.

               1.12. Optional Prepayment. The Notes may be prepaid in whole or in part at the option of the Company on any interest payment date without premium or penalty; provided, however, that prepayment of an Adjusted LIBOR Rate Loan prior to the last day of the Interest Period applicable thereto shall be subject to the provisions of Sections 2.11 and 2.12. All prepayments shall be accompanied by interest accrued on the amount prepaid through the date of prepayment.


                                   ARTICLE II

                            ADMINISTRATION OF CREDIT

               2.1. Elective Rates of Interest on Loans. The unpaid principal balance of the Notes may be comprised of Variable Rate Loans and/or Adjusted LIBOR Rate Loans as elected by the Company from time to time in accordance with the procedures set forth below; provided, however, that each Adjusted LIBOR Rate Loan must be in a minimum amount of $1,000,000 or a multiple of $100,000 in excess of that amount; provided, further, that no election of an Adjusted LIBOR Rate Loan shall become effective if any Default or Event of Default has occurred and is continuing; and provided, further, that no more than ten different Interest Periods for Adjusted LIBOR Rate Loans may be outstanding at any one time. Each notice of election of an Adjusted LIBOR Rate Loan shall be irrevocable.

               2.2. Borrowing Procedure. The Company will request a Loan hereunder by written notice in the form of Exhibit 2.2 annexed hereto, or by telephonic notice (which notice shall be confirmed in writing if the Agent so requests), which notices will be irrevocable, to the Agent not later than 12:00 noon, Milwaukee time, on the proposed Borrowing Date, or, in the case of an Adjusted LIBOR Rate Loan, not later than 10:30 a.m. (Milwaukee time) on the date three Business Days before the proposed Borrowing Date. In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice will control. Each such request will be effective upon receipt by the Agent and will specify (i) the amount and type of the requested Loan; (ii) the proposed Borrowing Date; (iii) whether such Loan will bear interest at the Variable Rate or at the Adjusted LIBOR Rate; and (iv) in the case of an Adjusted LIBOR Rate Loan, the Interest Period therefor.

                  Upon its receipt of such notice from the Company, the Agent shall give notice of such borrowing request to the other Banks not later than 1:30 p.m. (Milwaukee time) on the Borrowing Date. Each Bank shall have its respective portion of the Loans available to the Agent in Milwaukee in immediately available funds not later than 3:30 p.m., Milwaukee time, on the Borrowing Date. Out of the funds received from each Bank for the making of the Loans hereunder, the Agent will make a Loan to the Company in such amount on behalf of such Bank. Notes and other required documents delivered to the Agent for the account of each Bank shall be promptly delivered to such Bank, or in accordance with instructions received from it, together with copies of such other documents received in connection with the borrowing as such Bank shall request.

                  Unless the Agent shall have been notified by telephone, confirmed promptly thereafter in writing, by a Bank not later than 3:30 p.m., Milwaukee time, on a Borrowing Date that such Bank will not make available to the Agent such Bank's pro rata share of the requested Loan, the Agent may assume that such Bank has made such amount available to the Agent and, in reliance upon such assumption, make available to the Company on such Borrowing Date a corresponding amount. If and to the extent that such Bank, without giving such notice, shall not have so made such amount available to the Agent, such Bank and the Company severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Company to the date such amount is repaid to the Agent, at (i) in the case of the Company, the Variable Rate, and
(ii) in the case of such Bank, the Federal Funds Rate for each of the first three days (or fraction thereof) after the date of demand and the Variable Rate for each day (or fraction thereof) thereafter.

               2.3. Conversion. The Company may elect from time to time, subject to the terms and conditions of the Notes and this Agreement, to convert all or a portion of a Variable Rate Loan into an Adjusted LIBOR Rate Loan or to convert all or a portion of an Adjusted LIBOR Rate Loan into a Variable Rate Loan; provided, however, that any conversion of an Adjusted LIBOR Rate Loan will occur on the last day of the Interest Period applicable thereto.

               2.4. Automatic Conversion. A Variable Rate Loan will continue as a Variable Rate Loan unless and until converted into an Adjusted LIBOR Rate Loan. At the end of the applicable Interest Period for an Adjusted LIBOR Rate Loan, such Adjusted LIBOR Rate Loan will automatically be converted into a Variable Rate Loan unless the Company shall have given the Agent notice in accordance with Section 2.5 requesting that, at the end of such Interest Period, all or a portion of such Adjusted LIBOR Rate Loan be continued as an Adjusted LIBOR Rate Loan for an additional Interest Period.

               2.5. Conversion and Continuation Procedure. The Company will give the Agent written notice in the form of Exhibit 2.5 annexed hereto, or telephonic notice (confirmed in writing if the Agent so requests), which notices will be irrevocable, of each conversion of a Variable Rate Loan or continuation of an Adjusted LIBOR Rate Loan not later than 10:30 a.m., Milwaukee time, on a Business Day which is not less than three Business Days before the date of the requested conversion or continuation, specifying (i) the requested date (which must be a Business Day) of such conversion or continuation; (ii) the amount and type of the Loan to be converted or continued; (iii) whether such Loan currently bears interest at the Variable Rate or the Adjusted LIBOR Rate; and (iv) the duration of the Interest Period to be applicable thereto.

               2.6. Basis for Determining Interest Rate Inadequate or Unfair. If with respect to an Interest Period for any Adjusted LIBOR Rate Loan:

               (i) any Bank determines in good faith (which determination will be binding and conclusive on the Company) that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate; or

               (ii) any Bank reasonably determines (which determination  will be binding and conclusive on the Company) that the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of maintaining or funding such Adjusted LIBOR Rate Loan for such Interest Period, or that the making or funding of Adjusted LIBOR Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Bank materially affects Adjusted LIBOR Rate Loans;

then, [a] such Bank will promptly notify the Company thereof, and [b] so long as such circumstances continue, such Bank will not be under any obligation to make any new Adjusted LIBOR Rate Loan so affected.

               2.7. Changes in Law Rendering Certain Loans Unlawful. In the event that any Regulatory Change should make it (or, in the good faith judgment of a Bank, should raise substantial questions as to whether it is) unlawful for such Bank to make, maintain or fund an Adjusted LIBOR Rate Loan, (i) such Bank will promptly notify each of the other parties hereto; (ii) the obligation of such Bank to make Adjusted LIBOR Rate Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness; and (iii) upon such notice, any outstanding Adjusted LIBOR Rate Loan made by such Bank will automatically convert into a Variable Rate Loan.

               2.8. Increased Costs. If any Regulatory Change,

               (a) shall subject any Bank to any tax, duty or other charge with respect to any of its Loans hereunder, or shall change the basis of taxation of payments to any Bank of the principal or interest on its loans hereunder, or any other amounts due under this Agreement in respect of such Loans, or its obligation to make Loans hereunder (except for changes in the rate of tax on the overall net income of such Bank);

               (b) shall impose, modify or make applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of the Adjusted LIBOR Rate), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank; or

               (c) shall impose on any Bank any other condition affecting its Loans hereunder;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D or any other analogous law, rule or regulation, to impose a cost on) such Bank of making or maintaining any Loans hereunder, or to reduce the amount of any sum received or receivable by such Bank under this Agreement and any document or instrument related hereto; then upon 15 days' notice from such Bank (which notice shall be sent to the Agent and the Company and shall be accompanied by a statement setting forth in reasonable detail the basis of such increased cost or other effect on the Loans), the Company shall pay directly to such Bank, on demand, such additional amount or amounts as will compensate such Bank for such increased cost or such reduction.

               2.9. Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans hereunder in any manner it sees fit.

               2.10. Capital Adequacy. If any Regulatory Change affects the treatment of any Loan hereunder of a Bank as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by such Bank or any corporation controlling such Bank and has the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of the obligations of such Bank hereunder to a level below that which such Bank or such corporation could have achieved but for such Regulatory Change (taking into account such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed in good faith by such Bank to be material, then, upon 15 days' notice from such Bank, the Company shall pay to such Bank, on demand, such additional amount or amounts as will compensate such Bank or such corporation, as the case may be, for such reduction.

               2.11. Limitation on Prepayment. A Variable Rate Loan may be prepaid at the option of the Company in whole or in part on any interest payment date without premium or penalty. An Adjusted LIBOR Rate Loan may be prepaid at any time at the option of the Company; provided, however, that prepayment prior to the last day of the Interest Period applicable thereto will require the payment by Company of the amount (if any) required by Section 2.12.

               2.12. Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be sent to the Agent and the Company and shall be accompanied by a statement setting forth in reasonable detail the basis for the calculations of the amount being claimed) the Company will indemnify such Bank against any loss or expense which such Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain Adjusted LIBOR Rate Loans and any loss of anticipated return), as reasonably determined by such Bank, as a result of (i) any payment, prepayment or conversion of any Adjusted LIBOR Rate Loan on a date other than the last day of an Interest Period for such loan whether not required by any other provisions of this Agreement, or (ii) any failure of the Company to obtain an Adjusted LIBOR Rate Loan on a Borrowing Date or to convert a Variable Rate Loan to an Adjusted LIBOR Rate Loan or to continue an Adjusted LIBOR Rate Loan at the end of any Interest Period, as specified by the Company in a notice to the Agent as set forth above.

               2.13. Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Sections 2.7, 2.8, 2.10 and 2.12 shall be rebuttably presumptive evidence of the correctness of the determinations and statements and shall be conclusive absent manifest error. The provisions of Section 2.8, 2.10 and 2.12 shall survive the obligation of the Banks to extend credit under this Agreement and the repayment of the Loans.

               2.14. Computations of Interest. All computations of interest and other amounts due under the Notes and fees and other amounts due under this Agreement will be based on a 360-day year using the actual number of days occurring in the period for which such interest, fees or other amounts are payable.

               2.15. Payments. Interest on all Loans will be due and payable (i) in the case of a Variable Rate Loan, quarterly beginning on the last Business Day of the calendar quarter in which the Company obtains such Variable Rate Loan and on the last Business Day of each calendar quarter thereafter; (ii) in the case of an Adjusted LIBOR Rate Loan, on the last Business Day of the applicable Interest Period; and (iii) in the case of any Loan, at the respective maturity of such Loan, whether by acceleration or otherwise. All payments and prepayments of principal, interest and fees (other than Agent's Fees) under this Agreement and the Notes shall be made to the Agent prior to 12:00 noon, Milwaukee time, in immediately available funds for the ratable account of the Banks and the holders of the Notes then outstanding, as appropriate.

               2.16. Application of Payments. The Agent shall promptly distribute to each such Bank or holder pro rata the amount of principal, interest or fees (other than Agent's Fees) received by the Agent for the account of such holder. Any payment to the Agent for the account of a Bank or a holder of a Note under this Agreement shall constitute a payment by the Company to such Bank or holder of the amount so paid to the Agent, and any Notes or portions thereof so paid shall not be considered outstanding for any purpose after the date of such payment to the Agent.

               2.17. Pro Rata Treatment. In the event that any Bank shall receive from the Company or any other source (other than the sale of a participation to another commercial lender in the ordinary course of business) any payment (other than a payment of Agent's fees) of, on account of, or for any obligation of the Company hereunder or under the Notes (whether pursuant to the exercise of any right of set off, banker's lien, realization upon any security held for or appropriated to such obligation, counterclaim or otherwise) other than as above provided, then such Bank shall immediately purchase, without recourse and for cash, an interest in the obligations of the same nature held by the other Banks so that each Bank shall thereafter have a percentage interest in all of such obligations equal to the percentage interest which such Bank held in the Notes outstanding immediately before such payment; provided, that if any payment so received shall be recovered in whole or in part from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company specifically acknowledges and consents to the preceding sentence.

               2.18. Interest Following Event of Default. From and after the occurrence and during the continuance of an Event of Default, the unpaid principal amount of all Loans and all other amounts due and unpaid under this Agreement and the Notes will bear interest until paid computed at a rate equal to 2% per annum in excess of the rate or rates otherwise payable hereunder.

               2.19. Deposits; Set Off. The Company grants each Bank, as security for the Notes, a lien and security interest in any and all monies, balances, accounts and deposits (including certificates of deposit) of the Company at such Bank now or at any time hereafter. If any Event of Default occurs hereunder or any attachment of any balance of the Company occurs, each Bank may offset and apply any such security toward the payment of the Note or Notes held by such Bank, whether or not such Note or Notes, or any part thereof, shall then be due. Promptly upon its charging any account of the Company pursuant to this section, such Bank shall give the Company notice thereof.


                                  ARTICLE III

                             CONDITIONS OF BORROWING

               Without limiting any of the other terms of this Agreement, none of the Banks shall be required to make any Loan or extend any credit to the Company hereunder:

               3.1. Representations. Unless the representations and warranties contained in Article IV hereof continue to be true and correct on the date of such loan (except that the representations in Section 4.5 shall be made with reference to the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered to the Banks pursuant to section 6.6(b)); no Default or Event of Default hereunder shall have occurred and be continuing; and there has been no material adverse change in the business operations or financial condition of the Company and its Subsidiaries, taken as a whole, since September 30, 1999 (or, if later, the date of the most recent audited consolidated financial statements of the Company delivered to the Banks pursuant to Section 6.6(b)).

               3.2. Guaranties. Unless prior to the initial Loan, each of Agility, Incorporated, Electronic Assembly Corporation, Plexus International Services, Inc., SeaMED Corporation, Technology Group, Inc., Plexus International Sales & Logistics, LLC and Plexus QS LLC, (each a "Guarantor" and collectively the "Guarantors"), shall have executed and delivered to each Bank a guaranty agreement in the form attached hereto as
Exhibit 3.2 (each a "Guaranty" and collectively the "Guaranties").

               3.3. Insurance Certificate. Unless prior to the initial Loan the Banks shall have received evidence satisfactory to them that the Company maintains hazard and liability insurance coverage reasonably satisfactory to the Banks.

               3.4. Counsel Opinion. Unless prior to the initial Loan the Banks shall have received from their special counsel and from Company's counsel, satisfactory opinions as to such matters relating to the Company and its Subsidiaries, the validity and enforceability of this Agreement, the Loans to be made hereunder and the other documents required by this Article III as the Banks shall reasonably require. The Company shall execute and/or deliver to the Banks or their respective counsel such documents concerning its corporate status and the authorization of such transactions as may be requested.

               3.5. Proceedings Satisfactory. Unless all proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory in form and substance to the Banks and their respective counsel.

               3.6. Violation of Environmental Laws. If in the opinion of the Banks there exists any uncorrected violation by the Company or any Subsidiary of an Environmental Law or any condition which requires, or may require, a cleanup, removal or other remedial action by the Company or any Subsidiary under any Environmental Laws.

               3.7. Elamex Acquisition. Unless on or prior to the Effective Date the Company shall have delivered to each of the Banks the items required by
Section 5.5(h)(ii) of the Existing Credit Agreement with respect to the Company's acquisition of Elamex, S.A. de C.V.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

               In order to induce the Banks to make the Loans and extend credit as provided herein, the Company represents and warrants to the Banks as follows as of the date of this Agreement and each request by the Company for a Loan or other extension of credit hereunder shall constitute a representation and warranty by the Company that all such representations and warranties remain true on and as of the date of such requested Loan or extension of credit:

               4.1. Organization. The Company and each of its Subsidiaries is a corporation duly organized and existing in good standing or active status under the laws of the jurisdiction under which it was incorporated, and has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties. Set forth in Schedule 4.1 hereto is a complete and accurate list of all of its Subsidiaries, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, the number outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Company. All of the outstanding stock of each Subsidiary has been legally and validly issued, is fully paid and non-assessable except as provided by Section
180.0622 of the Wisconsin Business Corporation Law, and is owned by the Company free and clear of all pledges, liens, security interests and other charges or encumbrances. The Company and each of its Subsidiaries is duly licensed or qualified to do business in all jurisdictions in which such qualification is required, and failure to so qualify could have a material adverse effect on the property, financial condition or business operations of the Company or any Subsidiary. All accounts receivable and inventory now existing or hereafter arising in connection with the Company's Mexican operations are held and will continue to be held by Plexus International Sales & Logistics, LLC.

               4.2. Authority. The execution, delivery and performance of this Agreement and the Notes are within the corporate powers of the Company, have been duly authorized by all necessary corporate action and do not and will not
(i) require any consent or approval of the stockholders of the Company, (ii) violate any provision of the articles of incorporation or by-laws of the Company or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company or any Subsidiary; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority; or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Company or any Subsidiary pursuant to, any indenture or other agreement or instrument under which the Company or any Subsidiary is a party or by which it or its properties may be bound or affected. This Agreement constitutes, and each of the Notes and Loan Documents when executed and delivered hereunder will constitute, legal, valid and binding obligations of the Company or other signatory enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors' rights generally.

               4.3. Investment Company Act of 1940. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               4.4. Employee Retirement Income Security Act. All Plans are in compliance in all material respects with the applicable provisions of ERISA. Neither the Company nor any Subsidiary has incurred any material "accumulated funding deficiency" within the meaning of section 302(a)(2) of ERISA in connection with any Plan. There has been no Reportable Event for any Plan, the occurrence of which would have a materially adverse effect on the Company or any Subsidiary, nor has the Company or any Subsidiary incurred any material liability to the Pension Benefit Guaranty Corporation under section 4062 of ERISA in connection with any Plan. There are no Unfunded Liabilities relating to any Plans. Neither the Company nor any Subsidiary is a member of any Multiemployer Plan.

               4.5. Financial Statements. The audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1999, and the audited consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for the year ended on that date, as certified by PricewaterhouseCoopers LLP and heretofore furnished to the Banks, are correct and complete and truly represent the financial condition of the Company and such Subsidiaries as of September 30, 1999, and the results of their operations for the fiscal year ended on that date. Since such date there has been no material adverse change in the property, financial condition or business operations of the Company or any Subsidiary.

               4.6. Dividends and Redemptions. The Company has not, since September 30, 1999, paid or declared any dividend, or made any other distribution on account of any shares of any class of its stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of any class of its stock, except as permitted by this Agreement. The Company is not a party to any agreement which may require it to redeem, purchase or otherwise acquire any shares of any class of its stock.

               4.7. Liens. The Company and each Subsidiary has good and marketable title to all of its assets, real and personal, free and clear of all liens, security interests, mortgages and encumbrances of any kind, except Permitted Liens. All owned and leased buildings and equipment of the Company and its Subsidiaries are in good condition, repair and working order in all material respects and, to the best of the Company's knowledge and belief, conform in all material respects to all applicable laws, regulations and ordinances.

               4.8. Contingent Liabilities. Neither the Company nor any Subsidiary has any guarantees or other contingent liabilities outstanding (including, without limitation, liabilities by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), except those permitted by Section 5.8 hereof.

               4.9. Taxes. Except as expressly disclosed in the financial statements referred to in Section 4.5 above, neither the Company nor any Subsidiary has any material outstanding unpaid tax liability (except for taxes which are currently accruing from current operations and ownership of property, which are not delinquent), and no tax deficiencies have been proposed or assessed against the Company or any Subsidiary. The most recent completed audit of the Company's federal income tax returns was for the Company's income tax year ending September 30, 1993, and all taxes shown by such returns (together with any adjustments arising out of such audit, if any) have been paid.

               4.10. Absence of Litigation. Neither the Company nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by the Company is any litigation or administrative proceeding threatened against it or any Subsidiary, which in either case (i) relates to the execution, delivery or performance of this Agreement, the Notes, or any of the Loan Documents, (ii) could, if adversely determined, cause any material adverse change in the property, financial condition or the conduct of the business of the Company or any Subsidiary, (iii) asserts or alleges the Company or any Subsidiary violated Environmental Laws, (iv) asserts or alleges that Company or any Subsidiary is required to cleanup, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials,
(v) asserts or alleges that Company or any Subsidiary is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any Subsidiary.

               4.11. Absence of Default. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company or any Subsidiary the right to accelerate the maturity of any indebtedness of the Company or any Subsidiary for borrowed money. Neither the Company nor any Subsidiary is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could materially adversely affect its property, financial condition or business operations.

               4.12. No Burdensome Agreements. Neither the Company nor any Subsidiary is a party to any agreement, instrument or undertaking, or subject to any other restriction, (i) which materially adversely affects or may in the future so affect the property, financial condition or business operations of the Company or any Subsidiary, or (ii) under or pursuant to which the Company or any Subsidiary is or will be required to place (or under which any other person may place) a lien upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand.

               4.13. Trademarks, etc. The Company and its Subsidiaries possess adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of their respective businesses substantially as now conducted, without any known conflict with the rights of others which might result in a material adverse effect on the Company or any Subsidiary.

               4.14. Full Disclosure. No information, exhibit or report furnished by the Company or any Subsidiary to any Bank in connection with the negotiation or execution of this Agreement contained any material misstatement of fact as of the date when made or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date when made.

               4.15. Fiscal Year. The fiscal year of the Company and each Subsidiary ends on September 30 of each year.

               4.16. Environmental Conditions. To the Company's knowledge after reasonable investigation, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject the Company or any Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and neither the Company nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws.


                                   ARTICLE V

                               NEGATIVE COVENANTS

               While any part of the credit granted to the Company is available and while any part of the principal of or interest on any Note remains unpaid or any Letter of Credit remains outstanding, the Company shall not do any of the following, or permit any Subsidiary to do any of the following, without the prior written consent of the Required Banks:

               5.1. Restriction of Indebtedness. Create, incur, assume or have outstanding any indebtedness for borrowed money or the deferred purchase price of any asset (including obligations under Capitalized Leases), except:

               (a)  the Notes issued under this Agreement;

               (b) other indebtedness outstanding on September 30, 1999, and shown on the financial statements referred to in Section 4.5 above, including renewals, extensions and refundings of such indebtedness, provided that the principal amount of such indebtedness shall not be increased;

               (c) indebtedness secured by liens described in clause (iv) of the definition of Permitted Liens, provided such indebtedness does not exceed an aggregate of $15,000,000 outstanding at any one time;

               (d) unsecured indebtedness which has been subordinated in right of payment to the Company's obligations under this Agreement and the Notes in a manner satisfactory to the Banks; and

               (e)  Commercial Paper issued within the limitations of Section
1.7.

               5.2. Restriction on Liens. Create or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest in any property or asset now owned or hereafter acquired by the Company or any Subsidiary, except Permitted Liens.

               5.3. Sale and Leaseback. Enter into any agreement providing for the leasing by the Company or a Subsidiary of property which has been or is to be sold or transferred by the Company or a Subsidiary to the lessor thereof, or which is substantially similar in purpose to property so sold or transferred, except that foreign Subsidiaries of the Company may enter into sale-leaseback transactions with respect to their fixed assets so long as the total cash consideration received by such Subsidiaries for such assets does not exceed $7,000,000 in the aggregate.

               5.4. Dividends and Redemptions. Pay or declare any dividend, or make any other distribution on account of any shares of any class of its stock, or redeem, purchase or otherwise acquire directly or indirectly, any shares of any class of its stock, except for:

               (a)  dividends payable in shares of stock of the Company;

               (b)  dividends paid to the Company by a wholly-owned Subsidiary;

               (c) redemptions of stock of the Company made with the proceeds of sales of stock of the Company occurring within 30 days of the date of any such redemption;

               (d) so long as no Default or Event of Default has occurred and is continuing, cash dividends paid by the Company which do not exceed in the aggregate for all such dividends paid after September 30, 1999, 40% of the Consolidated Net Earnings of the Company and its Subsidiaries, after subtracting all net losses, accumulated during the period after September 30, 1999 and prior to the payment of the dividend with respect to which the determination is made, taken as a single accounting period; and

               (e) open market repurchases of common stock of the Company in accordance with Section 1.8(c) hereof.

               5.5. Acquisitions and Investments. Acquire any other business or make any loan, advance or extension of credit to, or investment in, any other person, corporation, partnership or other entity, including investments acquired in exchange for stock or other securities or obligations of any nature of the Company or any Subsidiary, or create or participate in the creation of any Subsidiary or joint venture, except:

               (a) investments in accounts, chattel paper, and notes receivable, arising or acquired in the ordinary course of business;

               (b) investments in bank certificates of deposit (but only with FDIC-insured commercial banks having a combined capital and surplus in excess of $1 billion), open market commercial paper maturing within one year having the highest rating of either Standard & Poors Corporation or Moody's Investors Service, Inc., U.S. Treasury Bills subject to repurchase agreements and short-term obligations issued or guaranteed by the United States Government or any agency thereof;

               (c) investments in open-end diversified investment companies of recognized financial standing investing solely in short-term money market instruments consisting of securities issued or guaranteed by the United States Government, its agencies or instrumentalities, time deposits and certificates of deposit issued by domestic banks or London branches of domestic banks, bankers acceptances, repurchase agreements, high grade commercial paper and the like;

               (d) loans and advances made to suppliers, employees, officers and agents of the Company and its Subsidiaries in the ordinary course of business, consistent with the Company's past practices;

               (e) investments in a Guarantor by the Company and investments in the Company by a Subsidiary;

               (f) other investments outstanding on September 30, 1999, and shown on the financial statements referred to in Section 4.5 above, provided that such investments shall not be increased;

               (g) other investments and acquisitions, provided, however, that after giving effect to any such investment or acquisition, (i) the Company on a pro forma basis shall be in compliance with the financial covenants in Section
6.1 hereof, and (ii) before making any such investment or acquisition the Company shall furnish each of the Banks a certificate of the Chief Financial Officer or Vice President - Finance of the Company, together with preliminary pro forma financial calculations in reasonable detail giving effect to such investment or acquisition, and demonstrating compliance with such financial covenants in the current fiscal year; and

               (h) investments in taxable and tax-exempt securities of state and local governments maturing within one year and having the highest rating of either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.

In the event that the Company shall create or acquire a Subsidiary as permitted by this Section 5.5, (i) if such Subsidiary is a domestic Subsidiary, the Company shall cause such Subsidiary to execute and deliver to the Banks a Guaranty in substantially the form of Exhibit 3.2, and (ii) if such Subsidiary is a foreign Subsidiary, and if requested by the Banks, the Company shall arrange for the pledge to the Agent, for the benefit of the Banks, of not more than 65% of the shares of capital stock of such Subsidiary as security for the Company's obligations hereunder.

               5.6. Liquidation; Merger; Disposition of Assets. Liquidate or dissolve; or merge with or into or consolidate with or into any other corporation or entity except a merger of a wholly-owned Subsidiary into the Company or another wholly-owned Subsidiary; or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business, or any stock of any Subsidiary, except (i) sales made in the ordinary course of business, and (ii) sales of accounts receivable in connection with asset securitization transactions; provided, however, that (A) the aggregate face amount of accounts receivable included in such asset securitization transactions shall not at any time exceed $50,000,000, and (B) before engaging in any such asset securitization transaction the Company shall furnish each of the Banks a certificate of the Chief Financial Officer or Vice President - Finance of the Company, together with preliminary pro forma financial calculations in reasonable detail giving effect to such sale of accounts receivable, and demonstrating compliance with the financial covenants in Section
6.1 hereof.

               5.7. Accounts Receivable. Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivable, whether now owned or hereafter acquired, except as permitted by
Section 5.6.

               5.8. Contingent Liabilities. Guarantee or become a surety or otherwise contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) for any obligations of others, except (i) the Guaranties,
(ii) pursuant to the deposit and collection of checks and similar items in the ordinary course of business, and (iii) guaranties by the Company of the trade obligations of the Guarantors incurred in the ordinary course of business.

               5.9. Affiliates. Suffer or permit any transaction with any Affiliate, except on terms not less favorable to the Company or Subsidiary than would be usual and customary in similar transactions with non-affiliated persons.

               5.10. Fiscal Year. Change its fiscal year.

               5.11. Derivatives. Enter into any interest rate, commodity or foreign currency exchange, swap, collar, floor, cap, option or similar agreement except to hedge against actual interest rate, foreign currency or commodity exposure. Notwithstanding the foregoing or any other provision of this Agreement, the Company may from time to time enter into hedging arrangements of the type described above with one or more of the Banks (or their affiliates), provided that the Company's obligations in respect of such hedging arrangements shall at all times be unsecured.

               5.12. Treasury Stock. Notwithstanding any other provision of this Agreement, Sections 5.2 and 5.6 of this Agreement shall not apply to shares of the Company's common stock repurchased in accordance with Section 1.8(c) and held by the Company as treasury stock.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

               While any part of the credit granted to the Company is available and while any part of the principal of or interest on any Note remains unpaid or any Letter of Credit remains outstanding, and unless waived in writing by the Required Banks, the Company shall:

               6.1. Financial Status. Maintain:

               (a) Consolidated Tangible Net Worth at all times in the amount of at least $100,000,000 plus the sum of (i) 60% of Consolidated Net Earnings (if a positive amount) for each fiscal quarter ending after the Effective Date (beginning with the fiscal quarter ending June 30, 2000) and (ii) 75% of net proceeds of any sales of capital stock or equity offerings by the Company; and

         (b) Consolidated Total Debt to EBITDA Ratio as of each fiscal quarter-end of not more than 2.00 to 1.00 for the four fiscal quarters then ended; and

         (c) Consolidated Fixed Charge Coverage Ratio as of each fiscal quarter-end of at least 3.00 to 1.00 for the four fiscal quarters then ended.

         6.2. Insurance. Maintain insurance in such amounts and against such risks as is customary by companies engaged in the same or similar businesses and similarly situated.

         6.3. Corporate Existence; Obligations. Do, and cause each Subsidiary to do, all things necessary to: (i) maintain its corporate existence (except for mergers permitted by Section 5.6) and all rights and franchises necessary or desirable for the conduct of its business; (ii) comply with all applicable laws, rules, regulations and ordinances, and all restrictions imposed by governmental authorities, including those relating to environmental standards and controls; and (iii) pay, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon its property, financial condition or business operations, with adequate reserves provided for such payments.

         6.4. Business Activities. Continue to carry on its business activities in substantially the manner such activities are conducted on the date of this Agreement and not make any material change in the nature of its business.

         6.5. Properties. Keep and cause each Subsidiary to keep its properties (whether owned or leased) in good condition, repair and working order, ordinary wear and tear and obsolescence excepted, and make or cause to be made from time to time all necessary repairs thereto (including external or structural repairs) and renewals and replacements thereof.

         6.6. Accounting Records; Reports. Maintain and cause each Subsidiary to maintain a standard and modern system for accounting in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods and consistent with those applied in the preparation of the financial statements referred to in Section 4.5; and furnish to the Banks such information respecting the business, assets and financial condition of the Company and its Subsidiaries as any Bank may reasonably request and, without request, furnish to the Banks:

         (a)  Within 45 days after the end of each fiscal quarter of the Company
(i) consolidated and consolidating balance sheets of the Company and all of its Subsidiaries as of the close of such quarter and of the comparable quarter in the preceding fiscal year; and (ii) consolidated and consolidating statements of income and cash flow of the Company and all of its Subsidiaries for such quarter and for that part of the fiscal year ending with such quarter and for the corresponding periods of the preceding fiscal year; all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by the Chief Financial Officer or the Vice President-Finance of the Company; and

         (b) As soon as available, and in any event within 90 days after the close of each fiscal year of the Company, a copy of the audit report for such year and accompanying consolidated financial statements of the Company and its Subsidiaries, as prepared by independent public accountants of recognized standing selected by the Company and satisfactory to the Required Banks, which audit report shall be accompanied by an opinion of such accountants, in form satisfactory to the Required Banks, to the effect that the same fairly present the financial condition of the Company and its Subsidiaries and the results of its and their operations as of the relevant dates thereof; and

         (c) As soon as available, copies of all reports or materials submitted or distributed to shareholders of the Company or filed with the SEC or other governmental agency having regulatory authority over the Company or any Subsidiary or with any national securities exchange; and

         (d) Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of obligations of the Company or any Subsidiary pursuant to the terms of any indenture, loan or similar agreement and not otherwise required to be furnished to the Banks pursuant to any other clause of this Section 6.6; and

         (e) Promptly, and in any event within 10 days, after Company has knowledge thereof a statement of the Chief Financial Officer or Vice President - Finance of the Company describing: (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a Default hereunder or a default under any other material agreement to which the Company or any Subsidiary is a party, together with a statement of the actions which the Company proposes to take with respect thereto; (ii) any pending or threatened litigation or administrative proceeding of the type described in Section 4.10; and (iii) any fact or circumstance which is materially adverse to the property, financial condition or business operations of the Company or any Subsidiary; and

         (f) (i) Promptly, and in any event within 30 days, after the Company knows that any Reportable Event with respect to any Plan has occurred, a statement of the Chief Financial Officer or Vice President - Finance of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto, together with a copy of any notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Company, (ii) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan administered by the Company and (iii) promptly after receipt thereof, a copy of any notice (other than a notice of general application) the Company, any Subsidiary or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by the Company.

         The financial statements referred to in (a) and (b) above shall be accompanied by a certificate by the Chief Financial Officer or Vice President - Finance of the Company setting forth detailed computations demonstrating compliance with Section 6.1 and further stating that, as of the close of the last period covered in such financial statements, no condition or event had occurred which constitutes a Default or an Event of Default hereunder (or if there was such a condition or event, specifying the same).

         6.7. Inspection of Records. Permit representatives of the Banks to visit and inspect any of the properties and examine any of the books and records of the Company and its Subsidiaries at any reasonable time and as often as may be reasonably desired.

         6.8. Compliance with Environmental Laws. Timely comply, and cause each Subsidiary to comply, with all applicable Environmental Laws.

         6.9. Orders, Decrees and Other Documents. Provide to the Banks, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or any Subsidiary or a cleanup, removal, remedial action, or other response by or on the part of the Company or any Subsidiary under Environmental Laws, or which seeks damages or civil, criminal or punitive penalties from Company or any Subsidiary for an alleged violation of Environmental Laws, which in any case might reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Company or any Subsidiary.

         6.10. Agreement to Update. Advise the Banks in writing as soon as Company becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate.

         6.11. Environmental Audit. Upon the occurrence or existence of any event, condition or circumstance which would require notification from the Company or any Subsidiary pursuant to Section 6.9 or Section 6.10 hereof, at the request of any Bank the Company shall permit, at its expense, an Environmental Audit solely for the benefit of the Banks, to be conducted by the Banks or an independent agent selected by the Banks; provided, however, that the initial stage of such Environmental Audit shall be limited to those activities normally included in a "Phase I" investigation, and if such initial investigation discloses the possibility of a condition which, in the reasonable judgment of the Banks, may subject the Company or any Subsidiary to a material liability, cost or expense, then such Environmental Audit shall be expanded to include those activities normally associated with a "Phase II" investigation.

                                  ARTICLE VII

                                    DEFAULTS

         7.1. Defaults. The occurrence of any one or more of the following events shall constitute an "Event of Default":

         (a) The Company shall fail to pay (i) any interest due on any Note, or any other amount payable hereunder (other than a principal payment on any Note) by five days after the same becomes due; or (ii) any principal amount due on any Note when due;

         (b) The Company shall default in the performance or observance of any agreement, covenant, condition, provision or term contained in Article V or
Section 6.1 of this Agreement;

         (c) The Company or other signatory other than any Bank shall default in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms in this Agreement or any Loan Document continuing for a period of thirty days after written notice thereof is given to the Company by any of the Banks;

         (d) Any representation or warranty made by the Company herein or any certificate delivered pursuant hereto, or any financial statement delivered to any Bank hereunder, shall prove to have been false in any material respect as of the time when made or given;

         (e) The Company or any Subsidiary shall fail to pay as and when due and payable (whether at maturity, by acceleration or otherwise) all or any part of the principal of or interest on any indebtedness of or assumed by it having an outstanding principal balance of $100,000 or more, or of the rentals due under any lease or sublease requiring aggregate rental payments of $100,000 or more, or of any other obligation for the payment of money in the amount of $100,000 or more, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or default shall occur under any evidence of, or any indenture, lease, sublease, agreement or other instrument governing such obligations, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness or other obligation or the termination of such lease or sublease;

         (f) A final judgment which, together with all other outstanding final judgments against the Company and its Subsidiaries, or any of them, exceeds an aggregate of $50,000 shall be entered against the Company or any Subsidiary and shall remain outstanding and unsatisfied, unbonded, unstayed or uninsured after 60 days from the date of entry thereof; or any judgment which exceeds $1,000,000 shall be entered against the Company or any Subsidiary and shall not be covered, for the benefit of the Company or such Subsidiary, by insurance provided by a financially responsible insurance carrier;

         (g) The Company, any Subsidiary or any Guarantor shall: (i) become insolvent; or (ii) be unable, or admit in writing its inability to pay its debts as they mature; or (iii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code; or (v) become the subject of a creditor's petition for liquidation, reorganization or to effect a plan or other arrangement with creditors; or (vi) apply to a court for the appointment of a custodian or receiver for any of its assets; or (vii) have a custodian or receiver appointed for any of its assets (with or without its consent); or
(viii) have any of its assets garnished, seized or forfeited, or threatened with garnishment, seizure or forfeiture; or (ix) otherwise become the subject of any insolvency proceedings or propose or enter into any formal or informal composition or arrangement with its creditors;

         (h) This Agreement, any Note or any Loan Document shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by the Company, any Guarantor or any shareholder of the Company, or the Company or any Guarantor shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be; or

         (i) Any Reportable Event, which the Required Banks determine in good faith to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Company or any Subsidiary shall become a member of a Multiemployer Plan.

         7.2. Termination of Commitment and Acceleration of Obligations. Upon the occurrence of any Event of Default:

         (a) As to any Event of Default (other than an Event of Default under Section 7.1(g)) and at any time thereafter, and in each case, the Required Banks (or the Agent with the written consent of the Required Banks) may, by written notice to the Company, immediately terminate the obligation of the Banks to make Loans and of the LOC Bank to issue Letters of Credit hereunder and/or declare the unpaid principal balance of the Notes, together with all interest accrued thereon, to be immediately due and payable; and the unpaid principal balance of and accrued interest on such Notes shall thereupon be due and payable without further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary herein or in the Notes contained;

         (b) As to any Event of Default under Section 7.1(g), the obligation of the Banks to make Loans and of the LOC Bank to issue Letters of Credit hereunder shall immediately terminate and the unpaid principal balance of all Notes, together with all interest accrued thereon, shall immediately and forthwith be due and payable, all without presentment, demand, protest, or further notice of any kind, all of which are hereby waived, notwithstanding anything to the contrary herein or in the Notes contained; and

         (c) As to each Event of Default, the Banks shall have all the remedies for default provided by the Loan Documents, as well as applicable law.

         (d) In the event that the unpaid principal balance of the Notes becomes immediately due and payable pursuant to this Section 7.2, the Company shall pay to the LOC Bank the sum of the largest drafts which could then or thereafter be drawn under all outstanding Letters of Credit, which sum the LOC Bank may hold for the account of the

Company, without interest, for the purpose of paying any draft presented, with the excess, if any, to be returned to the Company upon termination or expiration of such Letters of Credit.

         7.3. Amendments, Etc. No waiver, amendment, settlement or compromise of any of the rights of any Bank under this Agreement, any Note or any of the Loan Documents shall be effective for any purpose unless it is in a written instrument executed and delivered by the parties authorized to act by this
Section 7.3. Subject to the provisions of this Section 7.3, the Required Banks (or the Agent with the written consent of the Required Banks) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement, the Notes, or the Loan Documents or changing in any manner the rights of the Banks or the Company hereunder or thereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Banks:

         (a) Extend the maturity of any Note or reduce the principal amount thereof, or reduce the rate or amount or change the time of payment of principal, interest or fees payable on any Note or otherwise under this Agreement;

         (b) Amend the definition of Required Banks;

         (c) Extend the Termination Date, or increase the amount of the Revolver Commitment or the Line Commitment of any Bank hereunder, or permit the Company to assign its rights under this Agreement;

         (d) Alter the provisions of Section 2.19 of this Agreement;

         (e) Amend any provision of this Agreement requiring a pro rata sharing among the Banks;

         (f) Amend this Section 7.3; or

         (g) Release any of the Guaranties.

         No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating to the Swingline Credit shall be effective without the written consent of the Swingline Lender. No amendment of any provision of this Agreement relating to the Letters of Credit shall be effective without the written consent of the LOC Bank.

                                  ARTICLE VIII

                                    THE AGENT

         8.1. Appointment and Powers. Each of the Banks hereby appoints Firstar Bank, National Association as Agent for the Banks hereunder, and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers as are specifically delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be entirely ministerial; the Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes or any related document, or to enforce such performance, or to inspect the property (including the books and records) of the Company or any of its Subsidiaries; and the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or the Notes or applicable law. Firstar Bank, National Association agrees to act as Agent upon the express terms and conditions contained in this Article VIII.

         8.2. Responsibility. The Agent (i) makes no representation or warranty to any Bank and shall not be responsible to any Bank for any oral or written recitals, reports, statements, warranties or representations made in or in connection with this Agreement or any Note; (ii) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency, collectibility or value of this Agreement or any Note or any other instrument or document furnished pursuant thereto; (iii) may treat the payee of any Note as the owner thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent;
(iv) may execute any of its duties under this Agreement by or through employees, agents and attorneys in fact and shall not be answerable for the default or misconduct of any such employee, agent or attorney in fact selected by it with reasonable care; (v) may (but shall not be required to) consult with legal counsel (including counsel for the borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with advice of such counsel, accountants or experts; (vi) shall be entitled to rely upon any Note, notice, consent, waiver, amendment, certificate, affidavit, letter, telegram, telex, cable or other document or communication believed by it to be genuine and signed or sent by the proper party or parties, and may rely on statements contained therein without further inquiry or investigation. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the Notes, except for its or their own gross negligence or willful misconduct.

         8.3. Agent's Indemnification. The Banks agree to indemnify and reimburse the Agent (to the extent not reimbursed by the Company), ratably in accordance with their respective Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent as such in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, administration or enforcement of, or the preservation of any rights under, this Agreement to the extent that the Agent is not reimbursed for such expenses by the Company.

         8.4. Rights as a Lender. With respect to its Commitment and the Notes issued to it, Firstar Bank, National Association, in its individual capacity as a Bank, shall have, and may exercise, the same rights and powers under this Agreement and the Notes payable to it as any other Bank has under this Agreement and Notes, and the terms "Bank" and "Banks", unless the context otherwise requires, shall include Firstar Bank, National Association in its individual capacity as a Bank. Firstar Bank, National Association and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Company or any of its Subsidiaries and any person, firm or corporation who may do business with or own securities of the Company or any Subsidiary, all as if it were not the Agent, and without any duty to account therefor to the Banks.

         8.5. Credit Investigation. Each of the Banks severally represents and warrants to each of the other Banks and to the Agent that it has made its own independent investigation and evaluation of the financial condition and affairs of the Company and its Subsidiaries in connection with such Bank's execution and delivery of this Agreement and the making of its loans and has not relied on any information or evaluation provided by any other Bank or the Agent in connection with any of the foregoing (other than information provided by the Company to the Agent for transmittal to the Banks in connection with the foregoing); and each Bank represents and warrants to each other Bank and to the Agent that it shall continue to make its own independent investigation and evaluation of the credit-worthiness of the Company and its Subsidiaries while the Commitments and/or the Notes are outstanding.

         8.6. Resignation. The Agent may resign as such at any time upon ten calendar days' prior written notice to the Company and the Banks, effective at the end of said ten days or upon the earlier appointment of a successor. If the Agent resigns, the Banks shall appoint a successor which shall be one of the Banks, and such Bank, upon its acceptance of such appointment, shall become the Agent upon the express conditions contained in this Article VIII. If at any time there is no Agent acting hereunder, the Company shall make all required payments to, and otherwise deal directly with, the Banks and/or the holders of the Notes, as the case may be.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1. Accounting Terms; Definitions. Except as otherwise provided, all accounting terms shall be construed in accordance with generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in Section 4.5, and financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. As used herein:

         (a) the term "Adjusted LIBOR Rate" means, for any Interest Period with respect to an Adjusted LIBOR Rate Loan, a rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:



  Adjusted LIBOR Rate =          LIBOR Rate                + Applicable Margin
                       -----------------------------
                       1 - LIBOR Reserve Requirement


         (b) the term "Adjusted LIBOR Rate Loan" means all or part of any Loan which bears interest at or by reference to the Adjusted LIBOR Rate.

         (c) the term "Affiliate" means any person, firm or corporation, which, directly or indirectly, controls, is controlled by, or is under common control with, the Company or a Subsidiary.

         (d) the term "Agent" has the meaning specified in the introductory paragraph of this Agreement.

         (e) the term "Agent's Fees" has the meaning specified in Section 1.9 of this Agreement.

         (f) the term "Aggregate Commitment" means the sum of the Aggregate Revolver Commitment plus the Aggregate Line Commitment.

         (g) the term "Aggregate Line Commitment" means the sum of all Banks' Line Commitments.

         (h) the term "Aggregate Revolver Commitment" means the sum of all Banks' Revolver Commitments.

         (i) the term "Agreement" means this Amended and Restated Credit Agreement dated as of June 15, 2000, as may be amended, supplemented or otherwise modified from time to time.

         (j) the term "Applicable Margin" means, at any time, the percent per annum specified below (expressed in basis points) for Adjusted LIBOR Rate Loans, commitment fees and Letter of Credit fees, as the case may be, at the level corresponding to the Leverage Ratio of the Company for each fiscal quarter ending on March 31 and September 30 in each year (as the case may be), as shown by the financial statements delivered pursuant to Sections 6.6(a) and 6.6(b):

                                                  APPLICABLE MARGIN
                                                  -----------------

                                          LIBOR           UNUSED              UNUSED               LETTER OF
     LEVEL          LEVERAGE RATIO        MARGIN          LINE FEE          REVOLVER FEE          CREDIT FEE
     -----          --------------        ------          --------          ------------          ----------
       4                 <20%             112.5             20                  25                  112.5
       3             >20% but<30%         137.5             25                  30                  137.5
                     -
       2             >30% but <40%        162.5             30                  35                  162.5
                     -
       1                 >40%             187.5            32.5                37.5                 187.5
                         -


         The Applicable Margin shall, in each case, be determined and adjusted if necessary on the fifth Business Day after receipt by the Agent of the financial statements of the Company for each fiscal quarter ending March 31 or fiscal year ending September 30 (as the case may be) delivered pursuant to Sections 6.6(a) and 6.6(b) (each a "Calculation Date"). Each determination of the Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Notwithstanding the foregoing, however, (i) the Applicable Margin shall be at Level 3 at all times until delivery of the annual audited financial statements for the Company's fiscal year ending September 30, 2000, and (ii) the Applicable Margin shall be at Level 1 at all times during the continuation of an Event of Default or during any failure by the Company to deliver financial statements by the deadlines set forth in Sections 6.6(a) and 6.6(b).

                  (k) the term "Banks" has the meaning specified in the introductory paragraph of this Agreement.

                  (l) the term "Borrowing Date" means each date (which must be a Business Day) on which a Loan is made to the Company or on which any loan bearing interest at one rate is converted into a loan bearing interest at another interest rate or is continued.

                  (m) the term "Business Day" means any date other than a Saturday, Sunday or other day on which banks in the States of Wisconsin or Illinois are required or authorized to close; provided, however, that for purposes of determining the applicable Interest Period for an Adjusted LIBOR Rate Loan, references to Business Day will include only those days on which dealings in United States Dollar deposits are carried out by United States financial institutions in the London interbank market.

                  (n) the term "Capitalized Lease" means any lease which is capitalized on the books of the lessee, or should be so capitalized under generally accepted accounting principles.

                  (o) the term "Commercial Paper" means all short-term, unsecured, unrated corporate debt obligations (commonly known as commercial paper) issued by the Company from time to time, including sales of commercial paper through one or more of the Banks acting as placement agent pursuant to separate agreements between the Company and such Bank or Banks.

                  (p) the term "Commitment" means, with respect to each Bank, the sum of its Revolver Commitment and Line of Credit Commitment.

                  (q) the term "Company" has the meaning specified in the introductory paragraph of this Agreement.

                  (r) the term "Consolidated Fixed Charge Coverage Ratio" means, for any period, the relationship, expressed as a numerical ratio, between:

                  (i) the sum of Consolidated Net Earnings of the Company and its Subsidiaries for such period plus the sum of the following (all to the extent deducted in arriving at such Consolidate Net Earnings for such period): (A) payment or provision for applicable income and other taxes for such period, (B) depreciation, amortization and all other non-cash deductions arising in the normal course of operations and shown on the Company's financial statements for such period, (C) net interest expense on indebtedness of the Company and its Subsidiaries (including the interest component of Capitalized Leases) for such period, and (D) rental expense under leases other than Capitalized Leases for such period, and

                  (ii) the sum of (A) net interest expense on indebtedness of the Company and its Subsidiaries (including the interest component of Capitalized Leases) for such period, (B) scheduled principal payments on indebtedness of the Company and its Subsidiaries during such period, (C) the principal component of required payments in respect of Capitalized Leases during such period and (D) rental expense under leases other than Capitalized Leases for such period, all as determined in accordance with generally accepted accounting principles applied on a consolidated basis to the Company and its Subsidiaries.

                  (s)  the term "Consolidated Net Earnings" means:

                  (i) all revenues and income derived from operation in the ordinary course of business (excluding extraordinary gains and profits upon the disposition of investments and fixed assets),

                  Minus:

                  (ii) all expenses and other proper charges against income
                       (including payment or provision for all applicable income and other taxes, but excluding extraordinary losses and losses upon the disposition of investments and fixed assets),

all as determined in accordance with generally accepted accounting principles as applied on a consolidated basis to the Company and its Subsidiaries.

                  (t) the term "Consolidated Tangible Net Worth" means the total of all assets properly appearing on the consolidated balance sheet of the Company and its Subsidiaries in accordance with generally accepted accounting principles, less the sum of the following:

                  (i) the book amount of all such assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, all such items as good will, trademarks, trademark rights, trade names, tradename rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense;

                  (ii) any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to September 30, 1999;

                  (iii) all reserves (to the extent not already deducted from assets), including reserves for depreciation, obsolescence, depletion, insurance, and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets;

                  (iv) the amount, if any, at which any shares of stock of the Company or any Subsidiary appear on the asset side of such consolidated balance sheet;

                  (v) all liabilities of the Company and its Subsidiaries shown on such balance sheet, other than liabilities subordinated to obligations owed to the Banks by subordination agreements in form and substance satisfactory to the Banks; and

                  (vi) all investments in foreign affiliates and nonconsolidated domestic affiliates.

                  (u) the term "Consolidated Total Debt" means all of the following determined on a consolidated basis with respect to the Company and its Subsidiaries in accordance with generally accepted accounting principles (except as otherwise provided below):

                  (i)   indebtedness for borrowed money,

                  (ii) obligations representing the deferred purchase price of property or services other than (x) accounts payable arising in the ordinary course of business on terms customary in the trade and (y) obligations related to employee benefit plans and deferred compensation plans of the Company,

                  (iii) obligations evidenced by notes, bonds, acceptances, or other instruments (including Commercial Paper) or arising in connection with Letters of Credit issued for the account of the Company or a Subsidiary,

                  (iv) obligations, whether or not assumed, secured by liens or payable out of proceeds or production from property now or hereafter owned or acquired by the Company or a Subsidiary,

                  (v)   Capitalized Leases, and

                  (vi) in the event that the Company sells accounts receivable pursuant to an asset securitization transaction permitted by Section 5.6, an amount of deemed indebtedness equal to $50,000,000 (whether or not any liability is required to be recorded on the consolidated balance sheet of the Company in connection with such asset securitization transaction under generally accepted accounting principles).

                  (v) the term "Consolidated Total Debt to EBITDA Ratio" means, for any period, the relationship, expressed as a numerical ratio, between:

                  (i)   Consolidated Total Debt as of the end of such period;
                        and

                  (ii)  EBITDA for such period.

                  (w) the term "Controlled Group" means a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Company is a part.

                  (x) the term "Default" means any condition or event which with the passage of time or the giving of notice or both would constitute an Event of Default.

                  (y) the term "EBITDA" means, for any period, Consolidated Net Earnings of the Company for such period plus the sum of the following (all to the extent deducted in arriving at such Consolidated Net Earnings for such period): (A) depreciation, amortization and all other non-cash deductions arising in the normal course of operations and shown on the Company's financial statements for such period, (B) net interest expense on indebtedness of the Company and its Subsidiaries (including the interest component of Capitalized Leases) for such period and (C) payment or provision for income and other taxes for such period, all as determined in accordance with generally accepted accounting principles as applied on a consolidated basis to the Company and its Subsidiaries.

                  (z)   the term "Effective Date" has the meaning specified in
Section 1.1. of this Agreement.

                  (aa) the term "Environmental Audit" means a review for the purpose of determining whether the Company and each Subsidiary complies with Environmental Laws and whether there exists any condition or circumstance which requires or will require a cleanup, removal, or other remedial action under Environmental Laws on the part of the Company or any Subsidiary including, but not limited to, some or all of the following:

                  (i) on site inspection including review of site geology, hydrogeology, demography, land use and population;

                  (ii) taking and analyzing soil borings and installing ground water monitoring wells and analyzing samples taken from such wells;

                  (iii) taking and analyzing of air samples and testing of
                        underground tanks;

                  (iv) reviewing plant permits, compliance records and regulatory correspondence, and interviewing enforcement staff at regulatory agencies;

                  (v) reviewing the operations, procedures and documentation of the Company and its Subsidiaries; and

                  (vi) interviewing past and present employees of the Company and its Subsidiaries.

                  (bb) the term "Environmental Laws" means all federal, state and local laws including rules of common law, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

                  (cc) the term "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

                  (dd)  the term "Event of Default" has the meaning specified in
Section 7.1 of this Agreement.

                  (ee) the term "Federal Funds Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions conducted by brokers in federal funds, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the preceding Business Day.

                  (ff)  the term "Guarantor" has the meaning specified in
Section 3.2 of this Agreement.

                  (gg)  the term "Guaranty" has the meaning specified in Section
3.2 of this Agreement.

                  (hh) the term "Interest Period" means with respect to each Adjusted LIBOR Rate Loan, the period commencing on the applicable Borrowing Date and ending one, two or three months thereafter, as specified by the Company in the related notice of borrowing pursuant to Section 2.2, and with respect to a Variable Rate Loan converted to an Adjusted LIBOR Rate Loan, or in the case of a continuation of an Adjusted LIBOR Rate Loan for an additional Interest Period, the period commencing on the date of such conversion or continuation and ending one, two or three months thereafter, as specified by the Company in the related notice pursuant to Section 2.5, provided that:

                  (i) any Interest Period which would otherwise end on a day which is not a Business Day will be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period will end on the immediately preceding Business Day;

                  (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in a calendar month at the end of such Interest Period) will, subject to clause
                        (iii) below, end on the last Business Day of a calendar month; and

                  (iii) in no event may any Interest Period for a Revolving
                        Credit Loan extend beyond the Revolver Termination Date and in no event may any Interest Period for a Line of Credit Loan extend beyond the Line Termination Date.

                  (ii)  the term "Letter of Credit" has the meaning specified in
Section 1.6 of this Agreement.

                  (jj) the term "Letter of Credit Obligations" means the aggregate undrawn face amount of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

                  (kk) the term "Leverage Ratio" means the relationship, expressed as a percentage, between:

                  (i)   Consolidated Total Debt, and

                  (ii) Consolidated Total Debt plus Consolidated Tangible Net Worth,

all as determined in accordance with generally accepted accounting principles applied on a consolidated basis to the Company and its Subsidiaries.

                  (ll) the term "LIBOR Rate" means, for any Interest Period with respect to an Adjusted LIBOR Rate Loan, the per annum rate of interest determined by the Agent to be the arithmetic average (rounded upward, if necessary, to the nearest 1/16 of 1%) of the offered rates for deposits in United States Dollars for the applicable Interest Period which appear on the Telerate Screen Page 3750 (or such other page of Telerate or such other service on which the appropriate information may be displayed), on the electronic communications terminals in the Agent's money center, as of 11 a.m., London time, on the Business Day which is two Business Days before the applicable Borrowing Date ("Calculation Date"), except as provided below. If fewer than two offered rates appear for the applicable Interest Period or if the appropriate screen is not accessible as of such time, the term "LIBOR Rate" shall mean the per annum rate of interest determined by the Agent to be the average (rounded up, if necessary, to the nearest 1/16 of 1%) of the rates at which deposits in U.S. dollars are offered to the Agent by four major banks in the London interbank market, as selected by the Agent ("Reference Banks"), at approximately 11 a.m., London time, on the Calculation Date for the applicable Interest Period and in an amount equal to the principal amount of the applicable Adjusted LIBOR Rate Loan. The Agent will request the principal London office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the applicable rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the applicable rate will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Agent, at approximately 11 a.m., New York City time, on the Calculation Date for loans in United States Dollars to leading European banks for the applicable Interest Period and in an amount equal to the principal amount of the applicable Adjusted LIBOR Rate Loan.

                  (mm) the term "LIBOR Reserve Requirement" means, for any Interest Period with respect to an Adjusted LIBOR Rate Loan, the stated maximum rate of all reserve requirements (including all basic, supplemental, marginal, emergency and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) that is specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board of Governors) applicable to the class of banks of which any Bank is a member.

                  (nn) the term "Line Commitment" means, for each Bank, the amount specified for such Bank in Section 1.4.

                  (oo) the term "Line of Credit Loans" has the meaning specified in Section 1.4 of this Agreement.

                  (pp) the term "Line of Credit Note" has the meaning specified in Section 1.4 of this Agreement.

                  (qq) the term "Line Termination Date" has the meaning specified in Section 1.4 of this Agreement.

                  (rr) the term "Loan Document" means each of this Agreement, the Notes and the Guaranties, and the term "Loan Documents" means this Agreement, the Notes and the Guaranties collectively.

                  (ss) the term "Loans" means Revolving Credit Loans, Line of Credit Loans and Swingline Loans.

                  (tt)  the term "LOC Bank" has the meaning specified in Section
1.6 of this Agreement.

                  (uu) the term "Multiemployer Plan" means a multiemployer pension plan within the meaning of the Multiemployer Pension Plan Amendment Act, as amended from time to time.

                  (vv) the term "Notes" means, collectively, the Revolving Credit Notes, Line of Credit Notes and the Swingline Note.

                  (ww) the term "Percentage Interest" means, for each Bank, (i) with respect to Revolving Credit Loans, the ratio of such Bank's Revolver Commitment to the Aggregate Revolver Commitment, (ii) with respect to Line of Credit Loans, the ratio of such Bank's Line Commitment to the Aggregate Line Commitment, and (iii) with respect to all Loans, the ratio of such Bank's Commitment to the Aggregate Commitment.

                  (xx)  the term "Permitted Liens" means:

                  (i) liens outstanding on September 30, 1999, and shown on the financial statements referred to in Section 4.5 above, and liens described on Schedule 9.1;

                  (ii) liens for taxes, assessments or governmental charges, and liens incident to construction, which are either not delinquent or are being contested in good faith by the Company or a Subsidiary by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate reserves have been provided; and easements, restrictions, minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the affected property by the Company or any Subsidiary;

                  (iii) liens or deposits in connection with worker's
                        compensation or other insurance or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as a condition to the transaction of business or the exercise of any right, privilege or license;

                        or other liens or deposits of a like nature made in the ordinary course of business; and

                  (iv) purchase money liens on property (other than inventory) acquired in the ordinary course of business, to finance or secure a portion of the purchase price thereof, and liens on property acquired existing at the time of acquisition; provided that in each case such lien shall be limited to the property so acquired and the liability secured by such lien does not exceed either the purchase price or the fair market value of the asset acquired.

                  (yy) the term "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, limited liability company, joint venture, governmental agency or authority or other entity of whatever nature.

                  (zz) the term "Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by the Company, any of its Subsidiaries, or any member of the Controlled Group, or any such plan to which the Company, any of its Subsidiaries, or any member of the Controlled Group is required to contribute on behalf of any of its employees.

                  (aaa) the term "Prime Rate" means the rate of interest announced by the Agent as its prime or reference rate for interest rate calculations, as such rate may change from time to time. The Prime Rate may not be the lowest interest rate charged by the Agent.

                  (bbb) the term "Regulatory Change" means any change enacted or issued after the date of this Agreement of any (or the adoption after the date of this Agreement of any new) federal or state law, regulation, interpretation, direction, policy or guideline, or any court decision, which affects the treatment of any extensions of credit of the Banks.

                  (ccc) the term "Reimbursement Obligations" means all obligations of the Company to reimburse the LOC Bank for all drawings under Letters of Credit.

                  (ddd) the term "Reportable Event" means a reportable event as that term is defined in Title IV of ERISA.

                  (eee) the term "Required Banks" means Banks holding at least 51% of the Aggregate Commitment, or if the Commitments have been terminated, Banks holding at least 51% of the aggregate principal amount owed by the Company hereunder.

                  (fff) the term "Revolver Commitment" means, for each Bank, the amount specified for such Bank in Section 1.3 of this Agreement.

                  (ggg) the term "Revolver Termination Date" has the meaning specified in Section 1.3 of this Agreement.

                  (hhh) the term "Revolving Credit Loan" has the meaning specified in Section 1.3 of this Agreement.

                  (iii) the term "Revolving Credit Note" has the meaning specified in Section 1.3 of this Agreement.

                  (jjj) the term "Subsidiary" means a corporation, partnership or other entity of which the Company owns, directly or through another Subsidiary, at the date of determination, more than 50% of the outstanding stock (or other shares of beneficial interest) having ordinary voting power for the election of directors, irrespective of whether or not at such time stock of any other class or classes might have voting power by reason of the happening of any contingency, or holds at least a majority of partnership or similar interests, or is a general partner, and any other Affiliate that is included in the Company's consolidated financial statements furnished to the Bank pursuant to
Section 6.6 hereof.

                  (kkk) the term "Swingline Lender" has the meaning specified in
Section 1.5 of this Agreement.

                  (lll) the term "Swingline Loan" has the meaning specified in
Section 1.5 of this Agreement.

                  (mmm) the term "Swingline Note" has the meaning specified in
Section 1.5 of this Agreement.

                  (nnn) the term "Unfunded Liabilities" means, with regard to any Plan, the excess of the current value of the Plan's benefits guaranteed under ERISA over the current value of the Plan's assets allocable to such benefits.

                  (ooo) the term "Variable Rate" means the rate per annum equal to the Prime Rate.

                  (ppp) the term "Variable Rate Loan" means any loan which bears interest at or by reference to the Variable Rate.

                  9.2.  Expenses; Indemnity.

                  (a) The Company shall pay or reimburse each Bank and the Agent for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) paid or incurred by the Agent or such Bank in connection with (i) the negotiation, preparation, execution, delivery, and administration of this Agreement, the Notes, the Loan Documents and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing, (ii) the enforcement, protection or preservation of its rights under this Agreement, the Notes, the Loan Documents and any other document required hereunder or thereunder, before and after judgment, including without limitation defending against any claim made against the Agent or such Bank by the Company, any Subsidiary or any third party as a result of or in any way relating to any matter referred to in subsection
(i) or (ii) of this section; and (iii) any and all taxes, other than taxes levied upon the net income of such Bank by the federal government or the state (or political subdivision of a state) where such Bank's principal office is located, which may be payable or determined to be payable in connection with the negotiation, preparation, execution, delivery, administration or enforcement of this Agreement, the Notes, the Loan Documents or any other document required hereunder or thereunder or any amendment, supplement, modification or waiver of or to any of the foregoing, or consummation of any of the transactions contemplated hereby or thereby.

                  (b) The Company agrees to indemnify the Agent and each Bank against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Agent or such Bank arising out of, in any way connected with, or as a result of (i) any acquisition or attempted acquisition of stock or assets of another person or entity by the Company or any Subsidiary, (ii) the use of any of the proceeds of any Loans made hereunder by the Company or any Subsidiary for the making or furtherance of any such acquisition or attempted acquisition,
(iii) any breach or alleged breach by the Company of or any liability or alleged liability of the Company under any Environmental Law, or any liability or alleged liability incurred by the Agent or such Bank under any Environmental Law in connection with this Agreement, any Loan Document or the transactions contemplated hereunder or thereunder, (iv) the negotiation, preparation, execution, delivery, administration, and enforcement of this Agreement, the Notes, the Loan Documents and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing or the consummation or failure to consummate the transactions contemplated hereby or thereby, or the performance by the parties of their obligations hereunder or thereunder.

                  (c) The foregoing agreements and indemnities shall remain operative and in full force and effect regardless of termination of this Agreement, the consummation of or failure to consummate either the transactions contemplated by this Agreement or any amendment, supplement, modification or waiver, the repayment of any Loans made hereunder, the invalidity or unenforceability of any term or provision of this Agreement or any of the Notes or any Loan Document, or any other document required hereunder or thereunder, any investigation made by or on behalf of the Agent, any Bank, the Company or any Subsidiary, or the content or accuracy of any representation or warranty made under this Agreement, any Loan Document or any other document required hereunder or thereunder.

                  9.3. Securities Act of 1933. Each Bank represents that it is acquiring the Notes payable to it without any present intention of making a sale or other distribution of such Notes, provided each Bank reserves the right to sell participations in its Notes to the extent permitted by Section 9.10.

                  9.4. No Agency. Except as expressly provided herein, nothing in this Agreement and no action taken pursuant hereto shall cause any Bank to be treated as the agent of any other Bank, or shall be deemed to constitute the Banks a partnership, association, joint venture or other entity.

                  9.5. Successors. The provisions of this Agreement shall inure to the benefit of any holder of one or more of the Notes, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto. No delay on the part of any Bank or any holder of any of the Notes in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Banks or the holder of any of the Notes would otherwise have.

                  9.6. Survival. All agreements, representations and warranties made herein shall survive the execution of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.

                  9.7. Wisconsin Law. This Agreement and the Notes issued hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, except to the extent superseded by federal law.

                  9.8. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  9.9. Notices. All communications or notices required under this Agreement shall be deemed to have been given on the date when deposited in the United States mail, postage prepaid, and addressed as follows (unless and until any of such parties advises the other in writing of a change in such address): (a) if to the Company, with the full name and address of the Company as shown on this Agreement below; and (b) if to any of the Banks with the full name and address of such Bank as shown on this Agreement above, to the attention of the officer of the Bank executing the form of acceptance of this Agreement.

                  9.10. Assignment; Participations.

                  (a) The Company may not assign its rights under this Agreement. Each Bank may assign to one or more other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes, and its Commitment); provided, however, that:

                  (i) except in the case of an assignment to another Bank or an Affiliate of such Bank, any such assignment shall require the prior written approval of the Agent and the Company (such approval not to be unreasonably withheld or delayed), provided that the Company's consent is not required during the existence and continuation of an Event of Default;

                  (ii) except in the case of an assignment to another Bank or an Affiliate of such Bank or an assignment of all of a Bank's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to

                  $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Bank) and an integral multiple of $500,000 in excess thereof;

                  (iii) each such assignment by a Bank shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Notes; and

                  (iv) the parties to such assignment shall deliver to the Agent for its acceptance a processing fee from the assignor of $3,500.

                  Upon execution, delivery, and acceptance of such assignment, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Bank hereunder and the assigning Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.10(a), the assignor, the Agent and the Company shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee.

                  (b) Each Bank may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitment, its Notes and its Loans); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Article II, inclusive, and the right of set-off contained in
Section 2.19, and (iv) the Company shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of the Company relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Commitment).

                  (c) Any Bank may furnish any information concerning the Company in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants).

                  9.11. Entire Agreement; No Agency. This Agreement and the other documents referred to herein contain the entire agreement between the Banks and the Company with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon the Banks unless clearly expressed in this Agreement or in the other documents referred to herein. Nothing in this Agreement or in the other documents referred to herein and no action taken pursuant hereto shall cause the Company to be treated as an agent of any Bank, or shall be deemed to constitute the Banks and the Company a partnership, association, joint venture or other entity.

                  9.12. No Third Party Benefit. This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Agreement.

                  9.13. CONSENT TO JURISDICTION. THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN MILWAUKEE COUNTY, WISCONSIN, AND WAIVES ANY OBJECTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, ANY NOTE, ANY OF THE LOAN DOCUMENTS, OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. THE COMPANY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS TO ALL SUCH SERVICE OF PROCESS MADE BY MAIL OR BY MESSENGER DIRECTED TO IT AT THE ADDRESS SPECIFIED BELOW. Nothing herein shall affect the right of the Banks, or any of them, to serve process in any manner permitted by law, or limit the right of any Banks, or any of them, to bring proceedings against the Company or its property or assets in the competent courts of any other jurisdiction or jurisdictions.

                  9.14. WAIVER OF JURY TRIAL. THE COMPANY AND THE BANKS HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY NOTE, ANY OF THE LOAN DOCUMENTS, OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. THE COMPANY AND THE BANKS EACH REPRESENT THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

                  9.15. LIMITATION OF LIABILITY. THE COMPANY, THE AGENT AND THE BANKS HEREBY WAIVE ANY RIGHT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO CLAIM OR RECOVER FROM ANY OTHER PARTY HERETO ANY CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES.

                  If the foregoing is satisfactory to you, please sign the form of acceptance below and return a signed counterpart hereof to the Company. When this instrument has been executed and delivered by all of the Banks, it will evidence a binding agreement between the Banks and the Company.


                                       Very truly yours,

(CORPORATE SEAL)                       PLEXUS CORP.
                                       Address: 55 Jewelers Park Drive
                                                Neenah, Wisconsin 54956


                                       By: /s/
                                         ---------------------------------------
                                         Name:
                                         Title:


                  The foregoing Agreement is hereby confirmed and accepted as of the date thereof.


                                       FIRSTAR BANK,
                                       NATIONAL ASSOCIATION,
                                       as the Agent and as a Bank


                                       By: /s/
                                          --------------------------------------
                                       Title:
                                             -----------------------------------

                                       HARRIS TRUST AND SAVINGS BANK


                                       By: /s/
                                          --------------------------------------
                                       Title:
                                             -----------------------------------

                                       BANK ONE, NA
                                       (Main Office Chicago)


                                       By: /s/
                                          --------------------------------------
                                       Title:
                                             -----------------------------------

                                   EXHIBIT 1.3

                                 PROMISSORY NOTE

$____________                                              _______________, 20__

                  FOR VALUE RECEIVED, PLEXUS CORP., a Wisconsin corporation, promises to pay to the order of ___________________________________________, without setoff or counterclaim, the principal sum of __________________ Dollars ($____________) at the Main Office of Firstar Bank, National Association, in Milwaukee, Wisconsin, on the Revolver Termination Date (as defined in the Credit Agreement referred to below). This Note shall bear interest payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. All amounts payable under this Note and the Credit Agreement shall be payable in lawful money of the United States of America.

                  This Note constitutes one of the Revolving Credit Notes issued under an Amended and Restated Credit Agreement dated as of June __, 2000, as amended from time to time (the "Credit Agreement"), among the undersigned and Firstar Bank, National Association, for itself and as Agent, and the other Banks from time to time party thereto, to which Credit Agreement reference is hereby made for a statement of the terms and conditions on which loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

                  This Note is entitled to the benefits of the Credit Agreement and all of the Loan Documents referred to in the Credit Agreement.

                  This Note shall be construed in accordance with the laws (without regard to principles of conflict of laws) of the State of Wisconsin. The undersigned waives presentment, protest and notice of dishonor, and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.


                                       PLEXUS CORP.



                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________


(CORPORATE SEAL)

                                   EXHIBIT 1.4

                                 PROMISSORY NOTE

$____________                                              _______________, 20__

                  FOR VALUE RECEIVED, PLEXUS CORP., a Wisconsin corporation, promises to pay to the order of ___________________________________________, without setoff or counterclaim, the principal sum of __________________ Dollars ($____________) at the Main Office of Firstar Bank, National Association, in Milwaukee, Wisconsin, on the Line Termination Date (as defined in the Credit Agreement referred to below). This Note shall bear interest payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. All amounts payable under this Note and the Credit Agreement shall be payable in lawful money of the United States of America.

                  This Note constitutes one of the Line of Credit Notes issued under an Amended and Restated Credit Agreement dated as of June __, 2000, as amended from time to time (the "Credit Agreement"), among the undersigned and Firstar Bank, National Association, for itself and as Agent, and the other Banks from time to time party thereto, to which Credit Agreement reference is hereby made for a statement of the terms and conditions on which loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

                  This Note is entitled to the benefits of the Credit Agreement and all of the Loan Documents referred to in the Credit Agreement.

                  This Note shall be construed in accordance with the laws (without regard to principles of conflict of laws) of the State of Wisconsin. The undersigned waives presentment, protest and notice of dishonor, and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.


                                       PLEXUS CORP.



                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________


(CORPORATE SEAL)

                                   EXHIBIT 1.5

                                 SWINGLINE NOTE


$5,000,000                                                      __________, 20__

                  FOR VALUE RECEIVED, Plexus Corp., a Wisconsin corporation, promises to pay to the order of ____________________, without setoff or counterclaim, the principal sum of (a) Five Million Dollars ($5,000,000) or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made to the undersigned pursuant to section 1.5 of the Credit Agreement referred to below, at the Main Office of Firstar Bank, National Association, in Milwaukee, Wisconsin, on the Termination Date (as defined in the Credit Agreement referred to below). This Note shall bear interest payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. All amounts payable under this Note and the Credit Agreement shall be payable in lawful money of the United States of America.

                  This Note constitutes the Swingline Note issued under an Amended or Restated Credit Agreement dated as of June __, 2000 (the "Credit Agreement"), among the undersigned, Firstar Bank, National Association, for itself and as Agent, and the Banks from time to time party thereto, to which Credit Agreement reference is hereby made for a statement of the terms and conditions on which Swingline Loans evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

                  This Note shall be construed in accordance with laws of the State of Wisconsin, except to the extent superseded by federal law. The undersigned waives presentment, protest, and notice of dishonor and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.

                                       PLEXUS CORP.



                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________

                                   EXHIBIT 1.7

                             COMMERCIAL PAPER REPORT


                                                              _____________20__,


Memorandum to:

Firstar Bank, National Association, as Agent
777 East Wisconsin Avenue
Milwaukee, WI 53202

         Re:      Amended and Restated Credit
         Agreement Dated as of June __, 2000
         (the " Credit Agreement")


                  After giving effect to all Commercial Paper transactions of the Company through the date hereof, the aggregate principal amount of all outstanding Commercial Paper of the Company is $___________.

                  The Company hereby certifies as follows:

                  (a) All of the representations and warranties set forth in
Article IV of the Credit Agreement continue to be true on the date hereof, except that the financial statements referred to in Section 4.5 of the Credit Agreement shall be deemed to be the most recent audited financial statements of the Company delivered pursuant to Section 6.6(b) of the Credit Agreement.

                  (b) At the date hereof, no Default or Event of Default under the Credit Agreement has occurred and is continuing.

                                       PLEXUS CORP.



                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________

                                   EXHIBIT 2.2

                                  LOAN REQUEST

                                                           _______________, 20__


Firstar Bank, National Association
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

                  Re: Restated Credit Agreement Dated as of June __, 2000 (the "Agreement")

Gentlemen:

                  The undersigned hereby applies to you, as Agent, for a Loan under the above Agreement to be made on ____________, 20__ in the principal amount of $_____________________.

                  The undersigned hereby certifies as follows:

                  (a) All of the representations and warranties set forth in Article IV of such Agreement continue to be true on the date hereof.

                  (b) At the date hereof, no Default or Event of Default under said Agreement has occurred and is continuing.

                  (c) There has been no material adverse change in the business operations or financial condition of the undersigned and its Subsidiaries, taken as a whole, since September 30, 1999.

                  The Loan will be a:

                  [check appropriate box]

                  [_____] Revolving Credit Loan
                  [_____] Line of Credit Loan

                  The Loans will bear interest at the:

                  [check appropriate box]

                  [_____] Variable Rate
                  [_____] Adjusted LIBOR Rate

                  If the Loan will bear interest at the Adjusted LIBOR Rate, the Interest Period shall be ____ months (one, two or three months).

                  Capitalized definitional terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.


                                       Very truly yours,

                                       PLEXUS CORP.


                                       By:______________________________________

(CORPORATE SEAL)                       Title:___________________________________

                                   EXHIBIT 2.5

                         CONVERSION/CONTINUATION REQUEST

                                                           _______________, 20__


Firstar Bank, National Association
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

                  Re: Amended and Restated Credit Agreement Dated as of June __, 2000 (the "Agreement")

Gentlemen:

                  The undersigned elects to convert/continue the following portion of the outstanding loans under the Agreement:

                  [check appropriate box]

                  [_____] Variable Rate Loans
                  [_____] Adjusted LIBOR Rate Loans

                  1. The amount of Loans to be converted/continued:

                  $_________________________

                  2. The type of Loans into which the current Loans shall be converted:

                  [check appropriate box]

                  [_____] Variable Rate Loans
                  [_____] Adjusted LIBOR Rate Loans

                  3. Date of Conversion/Continuation: ________________

                  4. Duration of Interest Period: _____ months [one, two or
                     three months] (applicable only to Adjusted LIBOR Rate
                     Loans).

                  5. The amount of the Adjusted LIBOR Rate Loans into which such loans are converted/continued:

                  $_____________________ (applicable only to Adjusted LIBOR Rate Loans)

                  6. Capitalized definitional terms used and not otherwise
                     defined herein shall have the meanings ascribed to them in the Agreement.

                                       Very truly yours,

                                       PLEXUS CORP.



                                       By:______________________________________

                                          Title:________________________________


(Corporate Seal)

                                  SCHEDULE 4.1

                                  SUBSIDIARIES

Agility, Inc.

---------------------------------------------

---------------------------------------------

Electronic Assembly Corporation

---------------------------------------------

---------------------------------------------

Plexus International Sales & Logistics, LLC

---------------------------------------------

---------------------------------------------

Plexus International Services

---------------------------------------------

---------------------------------------------

Plexus QS, LLC

---------------------------------------------

---------------------------------------------

SeaMed Corporation

---------------------------------------------

---------------------------------------------

Technology Group, Inc.

---------------------------------------------

---------------------------------------------